Exhibit 99.2

Second Quarter 2004 Results - Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services after-tax return on sales for the quarter?

Oilfield Services after-tax return on sales in the second quarter was 13.8%. The strong margin improvements in US Land, Russia, Caspian and the Middle East and Asia were offset by margin deteriorations in Nigeria and Venezuela.

Q2)	Any change in Capex guidance for 2004?

The 2004 Capex guidance is unchanged at $950 million.

Q3)	Saudi Arabia security update

Schlumberger has specific plans that ensure the safety of its employees and works with security advisors in many countries around the world, including Saudi Arabia. The company is working with advisors, customers and local authorities in Saudi Arabia to continue to supply services in a safe and efficient manner.

B)	WesternGeco

Q4)	What multiclient surveys were capitalized in the second quarter?

WesternGeco did not acquire any new multiclient surveys in the second quarter of 2004 and does not expect to acquire any new surveys in 2004 unless they are significantly pre-funded. However, Schlumberger capitalized $6 million, net of pre-funding, related to processing of surveys previously acquired.

Q5)	What multiclient sales were made in the quarter and what were the associated cost of sales?

Multiclient sales in the quarter were $83 million. The corresponding cost of sales was $54 million. About 56% of the surveys sold had no NBV with about 5% of the revenue coming from surveys considered impaired in September 2003.

C)	Other

Q6)	Which businesses were reported in the “Other” segment in the second quarter?

The only remaining businesses in the “Other” segment are Global Tel*Link, Payphones and Essentis. They had 6-month revenue in 2004 of $45 million resulting in an operating loss of $6.2 million.

These businesses are under active divestiture plans.

D)	Schlumberger Limited

Q7)	What was Oilfield Services and WesternGeco after-tax return on sales, before minority interest, for the quarter?

Oilfield Services and WesternGeco after-tax before minority interest return on sales for the second quarter was 12.7%.

Q8)	What charges from continuing operations were taken during the quarter?

Charges and credits from continuing operations of $34 million included:

•	A $23 million charge related to the repurchase of US dollar denominated bonds (pretax of $37 million and tax benefit of $14 million)
•	A $11 million reserve on an idle leased facility
•	A $7 million loss on the sale of Atos Origin shares
•	A $4 million reorganization reserve
•	A $6 million gain on the settlement of the US interest rate swap (pretax of $10 million and tax of $4 million)
•	A $5 million gain on a litigation reserve release.

Q9)	What are the details of the share buyback program?

The size of the share buyback program has been designed to allow robust, but disciplined, reinvestment to support a double-digit growth rate and it is not expected to lead to financial leverage above current levels. Schlumberger will execute this program subject to market conditions, such as stock price or interest rates.

Additionally, Schlumberger will continue to assess the dividend level based on earnings prospects.

Q10)	What are the stock option and discounted stock purchase plan (DSPP) expenses?

The company has two stock compensation plans – stock option awards and an employee stock purchase plan. The company started to record stock option expense in the income statement beginning in the second half of 2003, on a prospective basis for grants after January 1, 2003. The effect on the entire year 2003 net income and earnings per share was $13 million ($0.02 per share). In 2004, we expect to record a cost of $28 million ($0.05 per share).

Q11)	What is the gross debt structure as of June 30, 2004?

The gross debt as of June 30, 2004 was $4.4 billion consisting of $2.8 billion of fixed rate and $1.6 billion of floating rate. Details were as follows:

Type	Amount (currency)	Interest Rate
Bonds	$650 million (in $)	6.5% - 10 yrs 2012.
Convertible	$975 million (in $)	1.5% - 2023 with call/put in 2008
Convertible	$450 million (in $)	2 1/4% - 2023 with call/put in 2010
Bonds	$645 million (in € and £)	5.4% to 6% - 2008/2011
CP	$580 million
Banks and other	$1,140 million

Q12)	How did net debt† decrease during the quarter?

After the quarterly dividend payment of $110 million, net debt of $1.77 billion at June 30, 2004, decreased $1.19 billion in the quarter mainly due to the proceeds from the divestitures.

†	(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q13)	What is the net debt objective for the company?

The debt restructuring, which consisted of bonds buyback and swap cancellation, is now completed.

Due to the cyclical nature of its activities, the company believes that strong credit metrics are an integral component of its business model. The company considers that this is achieved by maintaining a net debt level of less than $2 billion.

Q14)	What are the new credit ratings?

On May 28, Moody’s affirmed its A1/P-1 rating and raised its outlook to stable from negative.

On July 8, Standard & Poor’s affirmed its A+/A-1 rating and raised its outlook to stable from negative.

Q15)	What was the second quarter Effective Tax Rate (ETR), and what is the ETR guidance for the second half of the year?

The second quarter ETR from continuing operations before charges was 23.1%. We expect the effective tax rate from continuing operations before charges for the year to be in the mid-twenties range or slightly lower. The ETR is particularly sensitive to the geographic business mix in WesternGeco.

Q16)	What were the changes in interest income and interest expense during the quarter?

Interest income of $11 million decreased $2.8 million sequentially and $2.2 million compared to the same quarter last year. Average return of 1.7% decreased by 0.1% sequentially, and 0.8% compared to the same quarter of last year. Average investment balance of $2.6 billion was down $497 million sequentially and increased $527 million compared to the same quarter last year.

Interest expense, excluding the US interest rate swap charges/credits, of $51 million decreased $18.4 million sequentially and $41.5 million from the same quarter last year. Average borrowing rates of 3.7% decreased from 4.0% last quarter and 4.8% last year. Average debt balance of $5.3 billion decreased $1.6 billion sequentially and $2.2 billion compared to the same quarter last year.

Schlumberger expects the net interest expense to be approximately $26 million in each of the next two quarters.

Q17)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $6.3 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q18)	What is the difference between Schlumberger pretax income, before charges and interest, and the pretax income of the three business segments?

The $50 million pretax difference during the quarter included items such as corporate headquarters expenses, interest on post-retirement benefits, amortization of identifiable intangibles, currency exchange losses and gains and employee stock purchase and stock option costs.

Q19)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period.

The shares from the potential conversion of the convertible bonds amount to 19 million and the interest expense on the convertible bonds was $7.2 million in the second quarter.

Q20)	What was the Schlumberger annualized ROCE† run-rate for the quarter?

Annualized ROCE reached 15.1% in the second quarter of 2004.

†	ROCE is computed as [Net Income from continuing operations excluding charges + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by [Shareholders’ Equity + Net Debt + Minority Interest].

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This question and answer document, the second quarter 2004 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; financial growth for Schlumberger as a whole and for each of Oilfield Services, Schlumberger Information Solutions and WesternGeco; oil and natural gas demand and production growth; operating and capital expenditures by the oil and gas industry; the business strategies of Schlumberger’s customers; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest, and other factors detailed in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.